Exhibit 10.1

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE (the “Amendment”) is made and entered into as of August 17, 2021 (the “Amendment Effective Date”) by and between ASTRAZENECA PHARMACEUTICALS LP (“Landlord”) and MORPHIC THERAPEUTIC, INC. (f/k/a Morphic Rock Therapeutic, Inc., “Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease dated as of August 5, 2015 (the “Original Lease”), as amended by that certain First Amendment of Lease dated as of November 8, 2016 (the “First Amendment”), as further amended by that certain Second Amendment of Lease dated as of June 1, 2017 (the “Second Amendment”), as further amended by that certain Third Amendment of Lease dated as of April 20, 2018 (the “Third Amendment”) and as further amended by that certain Fourth Amendment of Lease dated as of February 11, 2020 (the “Fourth Amendment” and together with the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, the “Existing Lease”) whereby Tenant leases certain space in the buildings and facilities commonly known as 35 Gatehouse Drive, Waltham, Massachusetts (“Landlord’s Property”), which leased space currently consists of approximately 11,166 square feet of rentable space located on Level 2 of Building A (the “A2 Premises”), 12,147 square feet of rentable office space located on Level 2 of Building D (the “Existing D2 Premises”) and 9,092 square feet of rentable laboratory space located on Level 3 of Building C (the “C3 Premises”, and together with the A2 Premises and the Existing D2 Premises, the “Premises”), all as more particularly set forth in the Existing Lease.

B.The Term of Existing Lease is currently scheduled to expire on May 31, 2022, and Tenant desires to extend the Term of the Lease until May 31, 2025.

C.The Existing Lease, as amended by this Fifth Amendment of Lease, shall be referred to herein as the “Lease”; and capitalized terms not otherwise defined herein shall have their respective definitions set forth in the Existing Lease.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Extension of Term; No Further Right of Extension.
a.Effective as of the date hereof, the Lease Term shall be extended until May 31, 2025.
b.The parties acknowledge and agree that the Right of Extension shall be of no further force or effect.
2.Base Rent; Security Deposit.
a.Effective as of June 1, 2022, the Base Rent for the A2 Premises and C3 Premises shall be as set forth in the following chart:

Period	Rent per rsf	Annual Base Rent	Monthly Base Rent
June 1, 2022 – May 31, 2023	$65.00	$1,316,770.00	$109,730.83
June 1, 2023 – May 31, 2024	$66.00	$1,337,028.00	$111,419.00
June 1, 2024 – May 31, 2025	$67.00	$1,357,286.00	$113,107.17
b.Effective as of June 1, 2022, the Base Rent for the D2 Premises shall be as set forth in the following chart:Effective as of June 1, 2022, the Base Rent for the D2 Premises shall be as set forth in the fo

Period	Rent per rsf	Annual Base Rent	Monthly Base Rent
June 1, 2022 – May 31, 2023	$30.00	$364,410.00	$30,367.50
June 1, 2023 – May 31, 2024	$31.00	$376,557.00	$31,379.75
June 1, 2024 – May 31, 2025	$32.00	$388,704.00	$32,392.00
c.Security Deposit. Effective as of the Amendment Effective Date, Section 13 of the Summary of Basic Terms in the Original Lease and Section 13.3 of the Original Lease shall be amended to provide that the Security Deposit amount shall be $560,393.33. Tenant shall deliver to Landlord either (i) an amendment to its existing Letter of Credit increasing the same to $560,393.33, or (ii) an additional Letter of Credit complying with the terms and conditions of Section 13.3 of the Original Lease in the amount of $285,204.59.
3.Zero Carbon. Tenant acknowledges and understands that Landlord has commenced a multi-year effort to provide that one hundred percent (100%) of the operational energy use associated with Landlord’s Property be offset by new on- or off-site renewable energy (the “Zero Carbon Target”). Tenant acknowledges, agrees and covenants that (i) Tenant shall cooperate with Landlord’s policies and procedures adopted to reach the Zero Carbon Target (provided such policies and procedures shall be reasonable, shall be of uniform applicability to all tenants of the Building, and shall be enforced in a non-discriminatory manner with respect to similarly situated tenants), (ii) capital costs incurred by Landlord in connection with reaching the Zero Carbon Target shall be included in Operating Costs, provided that such capital costs incurred in connection with reaching the Zero Carbon Target shall be amortized as set forth in the Lease and (iii) non-capital costs (including without limitation the purchase of carbon credits) incurred by Landlord in connection with reaching the Zero Carbon Target shall be included in Operating Costs, provided that the cost of purchased carbon credits shall not be included in Operating Costs to the extent that such credits result in an on- or off-site renewable energy offset of more than 100% of the operational energy use associated with Landlord’s Property for the applicable calendar year.
4.Miscellaneous.
a.This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Existing Lease, unless specifically set forth in this Amendment.
b.Except as is expressly modified or amended herein, the provisions, conditions and terms of the Existing Lease shall remain unchanged and in full force and effect.
c.In the case of any inconsistency between the provisions of the Existing Lease and this Amendment, the provisions of this Amendment shall govern and control.

d.Landlord has delivered a copy of this Amendment to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Landlord and Tenant shall not be bound by this Amendment until Landlord and Tenant have executed and delivered the same to the other party.
e.The capitalized terms used in this Amendment shall have the same definitions as set forth in the Existing Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
f.Tenant and Landlord hereby represent to each other that Landlord and Tenant have dealt with no broker in connection with this Amendment other than CBRE | New England (the “Broker”). Broker’s fees payable to Broker for this Amendment, if any, shall be payable by Landlord pursuant to the terms of a separate agreement between Landlord and Broker. Tenant and Landlord agree to indemnify and hold each other, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant and Landlord in connection with this Amendment.
g.Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fifth Amendment of Lease as of the Amendment Effective Date as a document under seal.

LANDLORD:

ASTRAZENECA PHARMACEUTICALS LP, a Delaware
limited partnership

By:	/s/ Stephen Fawell

Name:	Stephen Fawell
Title	VP Head Oncology Discovery

TENANT:

MORPHIC THERAPEUTIC, INC. , a Delaware Corporation

By:	/s/ Robert Farrell

Name:	Robert Farrell
Title	SVB Finance and CAO